Exhibit 99.1

Contents

Independent Auditors’ Report	2
WBS Connect LLC Consolidated Balance Sheets	3
WBS Connect LLC Consolidated Statements of Operations	5
WBS Connect LLC Consolidated Statement of Members’ Deficit	6
WBS Connect LLC Consolidated Statements of Cash Flow	7
Summary of Significant Accounting Policies	8
Notes to Consolidated Financial Statements	17

Independent Auditors’ Report
Board of Managers and Members
WBS Connect LLC
8400 East Crescent, Suite 600
Greenwood Village, Colorado 80111
We have audited the accompanying consolidated balance sheet of WBS Connect LLC (the “Company”) as of December 31, 2008 and the related consolidated statements of operations, members’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As described in Note 10, the Board of Managers has completed the sale of 100% of the outstanding equity of the Company to a third party.
In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of WBS Connect LLC at December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/  Anton Collins Mitchell LLP
Denver, Colorado
February 26, 2010

WBS Connect LLC
Consolidated Balance Sheets

	September 30, 2009
	(Unaudited)	December 31, 2008

Assets

Current:
Cash and cash equivalents	$40,230	$146,908
Accounts receivable, net of allowances of $1,237,696 and $804,663	2,677,245	2,581,178
Deferred contract costs	2,052,544	1,883,700
Prepaid expenses and other current assets, net	225,804	144,496

Total current assets	4,995,823	4,756,282

Property and equipment, net	1,135,968	1,512,628

Other assets:
Deferred contract costs, less current portion	86,928	144,870
Other assets	34,503	34,503

Total other assets	121,431	179,373

Total assets	$6,253,222	$6,448,283

See accompanying summary of significant accounting policies and notes to financial statements.

WBS Connect LLC
Consolidated Balance Sheets

	September 30, 2009
	(Unaudited)	December 31, 2008

Liabilities and Members’ Deficit

Current liabilities:
Accounts payable	$6,600,982	$5,195,248
Accounts payable — related party	148,225	93,767
Accrued expenses and other current liabilities	1,649,583	1,164,481
Capital lease, current portion, net	324,728	285,900
Term loan	277,778	402,778
Line of credit	1,489,368	1,401,607
Promissory note, current portion	246,191	230,179
Unearned and deferred revenues	2,827,982	2,833,509

Total current liabilities	13,564,837	11,607,469

Capital lease, less current portion, net	334,363	575,293
Promissory note, less current portion	462,700	649,397
Unearned and deferred revenue, less current portion	118,799	203,510
Other long-term liabilities	26,652	45,329

Total long-term liabilities	942,514	1,473,529

Total liabilities	14,507,351	13,080,998

Commitments and contingencies

Members’ deficit:
Members’ deficit — 2,260,000 units authorized, 2,000,000 issued and outstanding as of September 30, 2009 and December 31, 2008	(8,254,129)	(6,632,715)

Total liabilities and members’ deficit	$6,253,222	$6,448,283

See accompanying summary of significant accounting policies and notes to financial statements.

WBS Connect LLC
Consolidated Statements of Operations

	Nine Months Ended September 30,
	2009	2008	Year Ended
	(Unaudited)	(Unaudited)	December 31, 2008

Revenue:
Telecommunications services sold	$20,751,899	$19,746,162	$26,058,882
Costs and expenses:
Cost of telecommunication services provided	16,112,410	14,819,244	20,466,380
Selling, general and administrative expense	5,434,345	5,167,843	6,956,006
Depreciation and amortization	470,301	366,559	534,782
Loss on sale of assets	—	—	106,489
Settlement expense	—	1,233,435	1,233,435

Total costs and expenses	22,017,056	21,587,081	29,297,092

Operating loss	(1,265,157)	(1,840,919)	(3,238,210)

Other income (expense):

Interest expense	(289,735)	(100,202)	(183,057)
Other income	78,571	216,565	238,821

Total other income (expense)	(211,164)	116,363	55,764

Net loss	$(1,476,321)	$(1,724,556)	$(3,182,446)

See accompanying summary of significant accounting policies and notes to financial statements.

WBS Connect LLC
Consolidated Statement of Members’ Deficit
(Information as of and for the nine months ended September 30, 2009 is unaudited)

	Member	Member
	Units	Deficit

Balance, January 1, 2008	2,000,000	$(2,786,315)
Issuance of warrant	—	39,309
Members’ distributions	—	(703,263)
Net loss	—	(3,182,446)

Balance, December 31, 2008	2,000,000	(6,632,715)

	—
Members’ distributions (unaudited)	—	(210,229)
Stock-based compensation (unaudited)	—	65,136
Net loss (unaudited)	—	(1,476,321)

Balance, September 30, 2009 (Unaudited)	2,000,000	$(8,254,129)

See accompanying summary of significant accounting policies and notes to financial statements.

WBS Connect LLC
Consolidated Statements of Cash Flow

	Nine Months Ended September 30,
	2009	2008	Year Ended
	(Unaudited)	(Unaudited)	December 31, 2008

Cash Flows from Operating Activities:
Net loss	$(1,476,321)	$(1,724,556)	$(3,182,446)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accounts receivable allowances	433,033	322,118	531,705
Depreciation and amortization	470,301	366,559	534,782
Imputed interest expense on promissory note	54,315	29,348	49,956
Stock-based compensation	65,136	—	—
Loss on sale of property and equipment	—	—	106,489
Amortization of warrant discount	13,499	4,726	9,952
Amortization of deferred financing costs	12,268	8,179	12,268
Promissory note issued in conjunction with settlement, net of imputed interest of $195,380	—	1,004,620	1,004,620

Changes in operating assets and liabilities:
Accounts receivable, net	(529,100)	(682,519)	(568,009)
Deferred contract costs	(110,902)	(27,742)	(250,448)
Prepaid expenses and other current assets	(93,576)	(3,988)	70,626
Accounts payable	1,405,734	2,630,329	3,060,483
Accounts payable — related party	54,458	24,185	21,546
Accrued expenses and other current liabilities	485,102	(490,477)	(343,119)
Unearned and deferred revenue	(90,238)	203,943	372,043
Other long-term liabilities	(18,677)	(10,130)	(12,122)

Net cash provided by operating activities	675,032	1,654,595	1,418,326

Cash Flows from Investing Activities:
Purchase of property and equipment	(93,641)	(266,287)	(220,731)

Net cash used in investing activities	(93,641)	(266,287)	(220,731)

Cash Flows from Financing Activities:
Proceeds from line of credit	17,911,086	4,862,977	12,099,846
Repayment on line of credit	(17,823,325)	(3,875,000)	(10,698,239)
Proceeds from term loan	—	500,000	500,000
Repayment on term loan	(125,000)	(55,556)	(97,222)
Repayment on promissory note	(225,000)	(100,000)	(175,000)
Repayment of capital leases	(215,601)	(51,113)	(109,374)
Repayment of note payable	—	(100,000)	(100,000)
Decrease in bank overdraft	—	(1,736,026)	(1,736,026)
Cash paid for deferred financing costs	—	(32,715)	(32,715)
Member distributions	(210,229)	(526,371)	(703,263)

Net cash used in financing activities	(688,069)	(1,113,804)	(1,051,993)

Net increase (decrease) in cash and cash equivalents	(106,678)	274,504	145,602

Cash and cash equivalents, beginning of year or period	146,908	1,306	1,306

Cash and cash equivalents, end of year or period	$40,230	$275,810	$146,908

Supplemental disclosure of cash flow information
Cash paid for interest expense	$264,954	$82,197	$158,948
Non-cash investing and financing activities:
Assets acquired under capital leases	$—	$629,555	$999,924
See accompanying summary of significant accounting policies and notes to financial statements.

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES
Organization and Business
WBS Connect LLC (the “Company,” “WBS,” “our,” “us,” or “we”) is a Colorado Limited Liability Company originally formed on February 19, 2002 under the name Tek Channel Consulting, LLC. On June 22, 2005 the Company changed its name with the Secretary of State and began operating under the name WBS Connect LLC.
As a wholesale bandwidth provider WBS delivers internet protocol (“IP”) transit, IP transport and colocation services to its customers. The core of our business is wholesaling the networks of over 20 carriers and reselling their services to end users. We offer customers one provisioning team and one billing department while harnessing the network assets of the other carriers. We buy in bulk and then are able to customize networks for our customers. From inception through September 30, 2009 the Company has created a network that includes nodes on lit buildings around the world and has established a global multi-carrier IP backbone.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, WBS Connect Europe, Ltd.; all intercompany balances and transactions are eliminated.
Liquidity
The Company incurred a consolidated net loss of approximately $1.5 million and $1.7 million for the nine months ended September 30, 2009 and 2008, respectively, and $3.2 million for the year ended December 31, 2008. The Company had a net working capital deficit of approximately $8.6 million and $6.9 million as of September 30, 2009 and December 31, 2008, respectively. The Company had members’ deficit of approximately $8.3 million and $6.6 million as of September 30, 2009 and December 31, 2008, respectively. As of December 31, 2008 and September 30, 2009, the Company had not met certain financial covenant requirements under the Bank Loan Agreement (see Note 7); however, liquidity issues related to the funding of operations and repayment of debt obligations were mitigated through the assumption of liabilities and debt, which occurred on December 16, 2009 as a result of the transaction detailed in Note 10.
Interim Financial Statements
The accompanying consolidated financial statements and related disclosures as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 are unaudited and, in the opinion of management, such consolidated financial statements reflect all adjustments, necessary to present fairly the results of the

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
interim periods presented. Results of operations for the nine month period ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Cash Concentration and Credit Risk
The Company’s financial instruments exposed to concentrations of credit risk consist primarily of cash. The Company maintains its cash in a commercial bank in Colorado that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to specified limits. The balances, at times, may exceed FDIC limits.
Accounts Receivable, Allowance for Doubtful Accounts
Accounts receivable balances are stated at amounts due from customers net of an allowance for doubtful accounts. Credit extended is based on an evaluation of the customer’s financial condition and is granted to qualified customers on an unsecured basis. The Company’s policy is to charge a finance charge of 2% of the outstanding customer account balance over 30 days. This is included in other income in the consolidated statements of operations. For the nine months ended September 30, 2009 and 2008 the Company recorded $133,204 and $266,584, respectively, and $301,188 for the year ended December 31, 2008, in finance charge income related to accounts receivable balances.
Management reviews accounts receivable on a routine basis to determine if any receivables will potentially be uncollectible. Specific accounts receivable balances that are determined to be uncollectible, along with a general reserve, are included in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on current customer credit information, management believes the allowance for doubtful accounts as of September 30, 2009 and December 31, 2008 is adequate.

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
The allowance for accounts receivable is comprised of the following:

	September 30, 2009
	(unaudited)	December 31, 2008

Allowance for doubtful accounts	$1,188,080	$620,774
Allowance for revenue adjustments	49,616	183,889

Total	$1,237,696	$804,663

The Company had one customer representing 10% of total accounts receivable at September 30, 2009 and no customers that represented over 10% of total accounts receivable at December 31, 2008. The Company had no customers representing 10% or more of revenue for all periods presented.
Deferred Financing Costs
Deferred financing costs represent costs incurred in connection with obtaining the term loan and line of credit and are being amortized to interest expense over the term of the applicable loans using the straight-line method, which approximates the effective interest method. Deferred financing costs at September 30, 2009 and December 31, 2008 were $8,179 and $20,447, respectively. The amortization of deferred financing costs was $12,268 for both the nine months ended September 30, 2009 and the year ended December 31, 2008, and $8,179 for the nine months ended September 30, 2008.
Refundable Deposits
Refundable deposits represent payments made in connection with upfront colocation fees paid to vendors. Refundable deposits expected to be applied to vendor invoices within twelve months are included in prepaid expenses and other current assets. Refundable deposits related to long-term arrangements are included in other long-term assets.
Property and Equipment
Property and equipment are stated at cost net of accumulated depreciation computed using the straight-line method. Equipment under capital leases is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 5 years, or the lesser of the related lease term for equipment under capital lease. Maintenance and repairs are expensed as incurred. The Company reviews the carrying amounts of its long-lived

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
assets periodically for recoverability whenever events or changes in circumstances indicate that the carrying value of an asset may not be realizable through future undiscounted cash flows. Management has determined that no events or changes in circumstances occurred for the period ended September 30, 2009 and for the year ended December 31, 2008 that would indicate an impairment of its long-lived assets.
Revenue Recognition, Unearned and Deferred Revenue
The Company recognizes revenue for IP services when persuasive evidence of an arrangement with the customer exists, the price to the customer is fixed or determinable, collectability of the sales price is reasonably assured and services have been completed. Up-front (installation and setup) fees associated with service activation are deferred and recognized over the expected term of the customer relationship, generally on an average of twenty-four months using the straight-line method once service is activated. The Company recognizes revenue for IP transit, IP transport and colocation services in the period the services are delivered. In accordance with contractual arrangements between the Company and its customers, the Company invoices monthly recurring services one month in advance and the customers are unconditionally obligated to pay the invoiced amount. These advanced billings are accounted for on a gross basis and recorded in accounts receivable and unearned and deferred revenue in the accompanying consolidated balance sheets. Instances whereby the customer has paid for services in advance are also recorded in the unearned and deferred revenue account. As of September 30, 2009, the Company recorded $2,374,337 related to monthly service billed in advance and $453,645 (current) and $118,799 (long-term) related to up-front installation fees. As of December 31, 2008, the Company recorded $2,332,183 related to monthly service billed in advance and $501,326 (current) and $203,510 (long-term) related to up-front installation fees. The long-term portion of unearned and deferred revenue relate to the deferral of up-front installation fees expected to be recognized after twelve months.
When a sale involves multiple elements, the entire fee from the arrangement is evaluated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-25 (prior authoritative literature: ETIF 00-21, Revenue Arrangements with Multiple Deliverables). The consideration is allocated to respective elements based on their relative fair values and is recognized when revenue recognition criteria for each element are met. The units of accounting are based on the following criteria: (1) the delivered items have value to the customer on a standalone basis, (2) there is objective and reliable evidence of the fair value of the undelivered items and (3) if the arrangement includes a general right of return, delivery or performance of the undelivered items is probable and substantially in the Company’s control.
The Company performs a review of credit memos issued subsequent to the reporting period and sets up an allowance for revenue adjustments as a reduction to revenue.

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
Deferred Contract Costs
The Company recognizes the cost of network services, including access to IP networks as they are incurred in accordance with contractual requirements. In accordance with contractual arrangements between the Company and its vendors, the vendors invoice the Company monthly recurring services one month in advance and the Company is unconditionally obligated to pay the invoiced amount. These vendor invoices are accounted for on a gross basis in accounts payable and deferred contract costs in the accompanying consolidated balance sheets. As of September 30, 2009, the Company recorded $1,763,654 related to monthly services billed in advance and $288,890 (current) and $86,928 (long-term) related to up-front installation costs. As of December 31, 2008, the Company recorded $1,558,672 related to monthly services billed in advance and $325,028 (current) and $144,870 (long-term) related to up-front installation costs. The Company treats the incremental direct costs of service activation, which consist primarily of service activation fees paid to other telecommunication companies as deferred contract costs in amounts no greater than the up-front fees billed to its customers and such deferred contract costs are amortized to expense using the straight-line method over the expected term of the customer relationship.
Foreign Currency
In accordance with ASC 830-10 (prior authoritative literature: FASB Statement No. 52, Foreign Currency Translation), transactions denominated in currencies other than the dollar were recorded based on exchange rates at the time such transactions arose. Subsequent changes in exchange rates result in foreign currency transaction gains and losses which were reflected in income as realized upon settlement of the transaction. Transaction gains and losses applicable to short-term receivables from or payables to us were included in the consolidated statement of operations in other income (expense). For the nine months ending September 30, 2009 and 2008, the Company recorded transaction losses of $24,323 and $23,124, respectively. For the year ended December 31, 2008 such losses were $29,600.
Share-Based Compensation
ASC 718-10 (prior authoritative literature: FASB No. 123 (revised 2004), Share-Based Payment, (“SFAS 123(R)”)) requires the Company to measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. The Company has applied the provisions of ASC 718-10-S99 Stock Compensation- SEC Materials in its adoption of ASC 718-10.
Share-based compensation expense recognized under ASC 718-10 for the nine months ended September 30, 2009 was $65,136. There were no share-based arrangements in 2008 or years prior to 2008. Share-based compensation expense is included in selling, general and administrative expense on the accompanying consolidated statements of operations (see Note 6).
ASC 718-10 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations.

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
Share-based compensation expense recognized in the Company’s consolidated statements of operations for the nine months ended September 30, 2009 included compensation expense for share-based payment awards based on the grant date fair value estimated in accordance with the provisions of ASC 718-10. The Company follows the straight-line single option method of attributing the value of stock-based compensation to expense. As stock-based compensation expense recognized in the consolidated statement of operations for the nine months ended September 30, 2009 is based on awards ultimately expected to vest. ASC 718-10 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
The Company used the Black-Scholes option-pricing model (“Black-Scholes model”) as its method of valuation for share-based awards granted. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and the expected term of the awards.
The Company’s option plan and all outstanding options were terminated as part of the purchase of the Company by Global Telecom & Technology, Inc. (“GTT”) (see Note 10).
Defined Contribution Plan
The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code that covers substantially all US based employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. For the nine months ended September 30, 2009 and 2008 and the year ended December 31, 2008, the Company matched the first 4% of employees’ contributions to the plan. The Company’s 401(k) expense for the nine months ended September 30, 2009 and 2008 was $45,750 and $50,464, respectively, and $63,187 for the year ended December 31, 2008.
Income Taxes
The Company and its subsidiary WBS Connect Europe, Ltd. are not tax-paying entities for federal, state or foreign income tax purposes; accordingly, a provision for income tax expense has not been recorded in the financial statements. Income or losses are reflected in the members’ individual tax returns in accordance with their respective ownership percentages and taxed depending on their personal tax strategies. Effective January 1, 2009, the Company adopted ASC 740-10 (prior authoritative literature: FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109). ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
measurement of a tax position taken or expected to be taken in a tax return and also provides guidance related to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740-10. The adoption of ASC 740-10 did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company’s tax returns for 2006, 2007, 2008 and 2009 are subject to examination by the Internal Revenue Service and state taxing authorities.
Accrued Carrier Expenses
The Company accrues estimated charges owed to its suppliers for services. The Company bases this accrual on the supplier contract, the individual service order executed with the supplier for that service, the length of time the service has been active, and the overall supplier relationship. It is common in the telecommunications industry for users and suppliers to engage in disputes over amounts billed (or not billed) in error or over interpretation of contract terms. The accrued carrier costs reflected in the financial statements include disputed but unresolved amounts claimed as due by suppliers and are adjusted upon settlement of the dispute. As of September 30, 2009 and December 31, 2008, open disputes totaled $615,016 and $596,011, respectively, and are included in accrued expenses and other current liabilities. Additionally, the Company records early termination liabilities, at the estimated fair value, at the time it is determined that the service purchase commitment cannot be met.
Advertising and Marketing Costs
Advertising and marketing expenses are charged to operations in the period in which they are incurred. Advertising and marketing expenses for the nine months ended September 30, 2009 and 2008 were $70,028 and $140,202, respectively. Advertising and marketing expenses for the year ended December 31, 2008 were $187,831.
Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the warrant. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities approximate their fair values due to their short maturities. The warrant was measured at fair value at the date of issuance and is accounted for as equity, therefore the fair value is not remeasured in future accounting periods. At issuance the estimated fair value of the warrant was determined to be $39,309.

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
Effective January 1, 2008, the Company adopted ASC 820 Fair Value Measurements and Disclosures and ASC 825, Financial Instruments for those non-recurring measurements for non-financial assets and non-financial liabilities subject to the partial deferral in FASB Statement of Position No. 157-2 Partial Deferral of the Effective Date of Statement 157, (“FSP 157-2”). FSP 157-2 deferred the effective date of ASC 820 for all non-financial assets and non-financial liabilities as required, except for items that are recognized or disclosed at fair value on a recurring basis, to fiscal years beginning after November 15, 2008. Effective January 1, 2009, the Company adopted ASC 820 for all non-financial assets and non-financial liabilities. Among other requirements, ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosure about the use of fair value to measure assets and liabilities. ASC 825 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”) and requires an entity to report in earnings at each subsequent reporting date those unrealized gains and losses on items for which the fair value option has been elected. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and deferred. The Company’s adoption of ASC 820 and ASC 825 resulted in no impact on its financial position, results of operations or cash flows for the period and year ended September 30, 2009 or December 31, 2008.
ASC 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs to measure fair value. The fair value hierarchy consists of three broad levels, which are discussed below.
Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2: Observable inputs other than Level 1 prices; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3: Unobservable inputs for which little or no market data exists and for which an entity must develop its own assumptions.
The Company utilizes the best available information in measuring fair value. The fair value of the warrant was measured using Level 3 inputs and based upon valuation models using weighted pricing and simulation models using management’s estimate of stock price, time and volatility.

WBS Connect LLC
Summary of Significant Accounting Policies
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
Recent Accounting Pronouncements
In December 2007, the FASB issued ASC 805-10 (prior authoritative literature: SFAS No. 141(R)), “Business Combinations” ASC 805-10 provides greater consistency in the accounting and financial reporting of business combinations. ASC 805-10 requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction at fair value, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, establishes principles and requirements for how an acquirer recognizes and measures any non-controlling interest in the acquiree and the goodwill acquired, and requires the acquirer to disclose the nature and financial effect of the business combination. Among other changes, this statement also requires that “negative goodwill” be recognized in earnings as a gain attributable to the acquisition without first reducing other acquired assets, that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred and that any deferred tax benefits resulting from a business combination are to be recognized in income from continuing operations in the period of the combination. ASC 805-10 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and as a result, is effective for the Company in the first quarter of fiscal 2010. The Company believes ASC 805-10 does not have an impact on its consolidated financial statements.
In May 2009, the ASC issued 855-10 which modifies the definition of what qualifies as a subsequent event—those events or transactions that occur following the balance sheet date, but before the financial statements are issued, or are available to be issued—and requires companies to disclose the date through which it has evaluated subsequent events and the basis for determining that date. We adopted the provisions of ASC 855-10 for the third quarter of fiscal 2009 in accordance with the effective date (see Note 10). The Company has evaluated subsequent events through February 26, 2010.
In October 2009, the ASC issued ASC 2009-13 which replaced ASC 605-25 which reached final consensus on a new revenue recognition standard. Issue ASC 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This issue is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company is currently evaluating the potential impact of ASC 2009-13 on its consolidated financial statements.

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
NOTE 2 — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:

	September 30, 2009
	(Unaudited)	December 31, 2008

Telecommunications equipment and software	$2,004,882	$1,913,436
Computer hardware and office equipment	232,901	230,706

	2,237,783	$2,144,142
Less accumulated depreciation	(1,101,815)	(631,514)

Property and equipment, net	$1,135,968	$1,512,628

Depreciation expense associated with property and equipment was $470,301 and $350,088 for the nine months ending September 30, 2009 and 2008, respectively. For the year ended December 31, 2008, depreciation expense was $505,346.
NOTE 3 — INTANGIBLE ASSETS
Intangibles assets consisted of the following:

	September 30, 2009
	(Unaudited)	December 31, 2008

Customer List	$84,104	$84,104

Accumulated amortization	(84,104)	(84,104)

Total	$—	$—

The Company recorded amortization expense of $16,471 for the nine months ended September 30, 2008 and $29,436 for the year ended December 31, 2008.

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
NOTE 4 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following:

	September 30, 2009
	(Unaudited)	December 31, 2008

Accrued carrier costs	$615,016	$596,011
Accrued compensation and benefits	314,378	351,824
Accrued termination liability	330,000	—
Accrued other	390,189	216,646

	$1,649,583	$1,164,481

NOTE 5 — MEMBERS’ DEFICIT
Limited Liability Company Agreement
Under the terms of the Limited Liability Company Agreement (the “LLC Agreement”), the Company has 2,000,000 membership units issued and outstanding, 50% to each of the two members. On July 1, 2008, the Company adopted the Equity Option Plan (see Note 6) and increased the number of membership units authorized by 260,000 units. Profits and losses are allocated among the members in proportion to their ownership. Distributions paid to members for the nine months ended September 30, 2009 and 2008 were $210,229 and $526,371, respectively, and $703,263 for the year ended December 31, 2008. The accompanying consolidated financial statements do not reflect any salary expense for the two members for any of the periods presented. All payments to the members have been accounted for as distributions.
Under the LLC Agreement, the business and affairs of the Company is managed by a Board of Managers (the “managers”), which to date has been the two members. Each manager shall participate in the direction, management and control of the business of the Company. The managers are to act as a group, with a vote or consent of the majority of managers required to take action, except that 75% of the outstanding membership units are required to approve (i) the sale, exchange or disposition of a majority of the Company’s assets; (ii) the borrowing of money by the Company that is secured by the assets of the Company; (iii) the admission new Members; (iv) increases in new capital contributions and (iv) the windup or dissolution of the Company. The LLC Agreement also provides the members a right of first refusal on the purchase of the units of the current members if the member notifies its intent to sell its units.

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
All of the outstanding membership units of the Company were sold by the members to GTT on December 16, 2009 (see Note 10).

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
NOTE 6 — EMPLOYEE SHARE-BASED COMPENSATION BENEFITS
Share-Based Compensation Plan
During 2008, the Company adopted the 2008 Equity Option Plan (the “Plan”). Under this Plan the Company is authorized to grant up to 260,000 units. The Company granted a total of 172,278 options to employees in 2009, leaving 87,722 units available under this Plan. Options granted expire after ten years from the date of grant.
The options granted under the Plan possess one of two vesting schedules, (1) 25% vested on date of grant with the remaining vesting ratably each quarter over the next ten quarters, or (2) 25% vested on a specified date as indicated in the grant agreement and the remaining options vest 25% annually over three years. The exercise price of options granted under the Plan is $2.65 per share. The fair value of each option grant to employees is estimated on the date of grant, using the Black-Scholes option-pricing model.
Equity Options
The Company has estimated expected volatility based on the historical volatility of certain comparable companies. The risk-free interest rate assumption is based upon observed interest rates at the time of grant appropriate for the term of the Company’s employee stock options. The dividend yield was determined based on the premise that the Company does not anticipate paying a dividend under its dividend policy. The Company uses the simplified method to estimate the options’ expected term. Assumptions used in the calculation of the fair value of each option were as follows:

For the Nine
Months Ended
September 30, 2009
(Unaudited)

Volatility	72.70% - 73.08%
Discount rate	2.03% - 2.43%
Expected lives (years)	5.17 - 5.25
Dividend yield	0.0%
Share-based compensation expense recognized in the accompanying consolidated statement of operations for the nine months ended September 30, 2009 is recognized in accordance with the vesting schedule, reduced for estimated forfeitures. ASC 718-10 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
differ from those estimates. Forfeiture assumptions were based upon management’s estimate, which was approximately 5% of total options granted.
During the nine months ended September 30, 2009, 172,278 options were granted pursuant to the Plan. The following table summarizes information concerning options outstanding as of September 30, 2009:

			Weighted Average
		Weighted	Remaining Contract
		Average	Life	Aggregate Intrinsic
	Options	Exercise Price	(In Years)	Value

Balance at December 31, 2008	—	$—		$—
Granted	172,278	2.65		—
Exercised	—	—		—
Forfeited	—	—		—

Balance at September 30, 2009	172,278	$2.65	9.58	$—

Exercisable	52,917	$2.65	9.58	$—

The following table summarizes information about the Company’s unvested options for the nine months ended September 30, 2009:

		Weighted Average
	Unvested	Grant Date Fair
	Options	Value

Unvested at January 1, 2009	—	$—
Options granted	172,278	1.23
Options vested	(52,917)	1.23
Forfeited	—	—

Unvested at September 30, 2009	119,361	$1.23

The Company recognized compensation expense of approximately $65,000 related to options issued to employees for the nine months ended September 30, 2009. The expense associated

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
with this is included in selling, general and administrative expense in the accompanying consolidated statements of operations. As of September 30, 2009, there was approximately $147,000 in unrecognized compensation expense related to non-vested options granted to be recorded over two years.
These options were terminated on December 16, 2009, as part of the acquisition of the Company by GTT (see Note 10).
NOTE 7 — DEBT
Term Loan and Line of Credit
On April 11, 2008, the Company entered into a loan and security agreement with a lender (the “Bank Loan Agreement”) for a revolving line of credit and term loan both with a maturity date of April 11, 2010. Under the revolving line of credit, the Company could borrow the lesser of $2,500,000 or 80% of the eligible accounts receivable as defined, less any balances outstanding under the term loan. Amounts due under the Bank Loan Agreement are also guaranteed by the two members. The Bank Loan Agreement provides for interest on the revolving line of credit to accrue at a per annum rate equal to the bank’s prime interest rate (“Prime”) plus one and one-half percent (1.50%). The interest rate was 8.5% and 5.5% at September 30, 2009 and December 31, 2008, respectively. At September 30, 2009 and December 31, 2008, the balance of the revolving line of credit portion of the Bank Loan Agreement was $1,489,368 and $1,401,607, respectively.
The Bank Loan Agreement also provided a term loan in an amount up to $500,000 to acquire equipment. The outstanding balance of this loan reduced the available borrowing amount on the revolving line of credit discussed above, and the term loan is secured by the assets acquired. The term loan provides for thirty-six (36) equal payments of principal beginning the first of the month following the funding date with interest being accrued at a per annum rate equal to Prime plus one and three-quarters percent (1.75%). The interest rate was 8.75% and 5.75% at September 30, 2009 and December 31, 2008, respectively. At September 30, 2009 and December 31, 2008, the balance of the term loan portion of the Bank Loan Agreement was $277,778 and $402,778, respectively. All of the amounts outstanding under the line of credit and the term loan of the Bank Loan Agreement were paid in full on December 16, 2009, as part of the acquisition of the Company by GTT (see Note 10).
Under the Bank Loan Agreement, we were required to maintain certain financial covenants, which in December 2008 the Company failed to meet. During the period from January 2009 through September 2009 the bank notified us of an event of default, for which they provided

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
forbearance through November 30, 2009. In anticipation of the acquisition transaction that occurred on December 16, 2009 (see Note 10), the bank did not pursue further action from the period November 30, 2009 to the date the Company was acquired by GTT. Accordingly, the term loan and line of credit are presented as current liabilities on our consolidated balance sheets at September 30, 2009 and December 31, 2008.
During the period from January 2009 through September 2009, the following material terms of the Bank Loan Agreement were amended through a series of Loan Modification and Forbearance Agreements as a result of the covenant noncompliance: the interest rate was amended to include a minimum annual rate of: 7.50% on the revolving line of credit for the period from January 1, 2009 through March 31, 2009; 8.75% on the revolving line of credit and the term loan for the period from April 1, 2009 through September 30, 2009; 12.0% on the revolving line of credit and the term loan for the period from October 1, 2009 through November 30, 2009. The lender also limited monthly maximum distributions to Members from $50,000 to $20,000 from August through November 2009. Through this arrangement, the lender agreed to forbear the events of default triggered by the Company through November 30, 2009. The Company paid approximately $28,000 in fees for the nine months ended September 30, 2009 for the Loan Modification and Forbearance Agreements. These fees were recorded to expense as incurred.
Promissory Note Payable
On May 15, 2008, the Company executed a settlement agreement with a third party for $1,450,000, which included a $1,200,000 non-interest bearing promissory note and cash payments of $250,000 following the execution of the settlement agreement. The $1,200,000 is payable in 48 monthly payments of $25,000, commencing on June 30, 2008. Interest was imputed at 9.00% and totaled $195,380. At September 30, 2009 and December 31, 2008 the balance of this note was $708,891 and $879,576, net of imputed interest of $91,109 and $145,424, respectively. This promissory note is guaranteed by a pledge of 20% equity ownership interest in the Company. This promissory note was paid in full as part of the acquisition of the Company by GTT (see Note 10).

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
Remaining payments due under all loans are as follows:

For the Years Ending December 31,

2009	$2,104,385
2010	300,000
2011	300,000
2012	125,000

Total payments	2,829,385
Less: imputed interest	(145,424)

Total	$2,683,961

Capital Lease Issued with Stock Purchase Warrant
On June 25, 2008, the Company entered into a capital lease arrangement with the aggregate principal amount of approximately $1,000,000 and a warrant to purchase member units of the Company. The warrant is exercisable for 11,111 member units of the Company at an exercise price of $4.50 per unit and expires on June 22, 2018. The warrant was assigned a value of $39,309 estimated using the Black-Scholes valuation model. The following assumptions were used to determine the fair value of the warrant using the Black-Scholes valuation model: a term of six years, risk-free rate of 4.10%, volatility of 103%, and dividend yield of zero. The warrant is being amortized to interest expense, using the effective interest method, over the term of the capital lease. Total interest expense recognized relating to the warrant was $13,499 and $4,726 for the nine months ended September 30, 2009 and 2008, respectively and $9,952 for the year ended December 31, 2008. This warrant was terminated as part of the acquisition of the Company by GTT (see Note 10).

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
The future minimum lease payments required under the capital lease and present value of the new minimum lease payments are as follows:

For the Years Ending December 31,

2009	$408,779
2010	414,036
2011	256,969

Total minimum lease payments	1,079,784
Less: Amount representing interest	(189,234)

Present value of net minimum lease obligations	890,550
Less: Current maturities of capital lease obligations (including warrant discount of $17,319)	(303,219)

Long-term capital lease obligations (including warrant discount of $12,038)	$587,331

Assets recorded under capital leases and included in property and equipment in the Company’s consolidated balance sheets consisted of the following:

	September 30, 2009
	(Unaudited)	December 31, 2008

Equipment	$999,924	$999,924
Accumulated depreciation	(440,365)	(190,560)

	$559,559	$809,364

The Company recorded depreciation expense of $249,805 and $107,094 for the nine months ended September 30, 2009 and 2008, respectively and $190,560 for the year ended December 31, 2008.

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company leases office space and space at several colocation facilities under non-cancelable operating leases. Future minimum rental commitments under operating leases are as follows:

For the Years Ending December 31,

2009	$2,112,239
2010	1,614,792
2011	738,024
2012	5,400
2013	2,700

Total lease payments	$4,473,155

Colocation facility leases may provide for escalations of rent payments. The Company currently leases colocation facilities located through the United States and Europe. The Company recognizes lease expenses on a straight-line basis over the various lease terms. Deferred rent of $47,321 and $58,836 as of September 30, 2009 and December 31, 2008, respectively, are included in accrued expenses and other current liabilities and other long-term liabilities based on the period in which these expenses are expected to reverse.
In addition to the above commitments, the Company had other leases for colocation that were on a month-to-month basis. These lease expenses were approximately $2,300,000 and $1,400,000 for the nine months ended September 30, 2009 and 2008, respectively, and $1,900,000 for the year ended December 31, 2008.
In March 2009, the Company entered into an agreement to rent office space for an initial term of seven months commencing on April 1, 2009. We had the option to extend the lease for an additional six to twelve months, which we exercised for an additional six months in August 2009. Office rent expenses were $34,885 and $23,890 for the nine months ended September 30, 2009 and 2008, respectively, and $30,490 for the year ended December 31, 2008.
“Take-or-Pay” Purchase Commitments
Some of the Company’s supplier purchase agreements call for the Company to make monthly payments to suppliers whether or not the Company is currently utilizing the underlying capacity in that particular month (commonly referred to in the industry as “take-or-pay” commitments).

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
The Company’s aggregate obligations under such take-or-pay commitments are as follows:

For the Years Ending December 31,

2009	$5,907,056
2010	4,404,000
2011	288,000

Total	$10,599,056

Service-by-Service Commitments — Early Termination Liability
The Company, to the extent practicable, matches the quantity, duration and other terms of individual purchases of communications capacity with agreements to supply communications to individual customers on a service-by-service basis. In the ordinary course of business, the Company enters into contracts with suppliers to provide telecommunication services typically for a period between 12 and 36 months. These supplier contracts are entered into when the Company has entered into sales contracts with customers. The key terms and conditions of the supplier and customer contracts are substantially the same. The Company recognizes profit on communications sales to the extent its revenue from providing service exceeds its cost to purchase the underlying capacity. If a customer disconnects its service before the term ordered from the vendor expires, and if the Company were unable to find another customer for the capacity, the Company may be subject to an early termination liability. Under standard telecommunications industry practice (commonly referred to in the industry as “portability”), this early termination liability may be waived by the vendor if the Company were to order replacement service with the vendor of equal or greater revenue to the service cancelled. As of September 30, 2009, the Company had an unused purchase commitment with a supplier of telecommunication services that the Company was in the process of negotiating its termination. The Company has recorded in accrued expenses and other current liabilities the fair value of the contract termination of $330,000 at September 30, 2009.
Government Regulations
The Company’s telecommunications services are generally subject to oversight by the Federal Communications Commission (the “FCC”). The regulatory environment and requirements applicable to broadband services are constantly changing. In addition, the Company’s provision of interstate and international services may be subject to regulation by foreign regulatory authorities. U.S. or foreign regulatory authorities may take actions or adopt regulatory requirements, which could adversely affect the Company. The FCC also could determine by its

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
own actions, or in response to a third party, that the Company has failed to meet certain reporting requirements. In that event, the Company could be subject to monetary forfeiture and to other penalties including revocation of the Company’s authorizations to operate as an international carrier. Based on past experience, management believes that the FCC will not take such action; however, any such action could have a material adverse affect on the Company’s business, results, and financial condition.
Sales and Use Taxes
The Company is subject to applicable sales taxes, communications taxes and various public utility taxes when selling to end users. These taxes are assessed on the non-exempt products sold to end users or retail customers. The tax rate varies depending upon the revenues that exist in the respective taxing jurisdiction. The timing and amount of sales taxes are due based on state requirements. During the year ended December 31, 2008 the Company changed its business model from direct sales to wholesalers’ to sales to end-users. This resulted in a requirement to file to the respective municipalities. In 2009, the Company implemented policies and procedures to assure compliance with regulatory filing requirements. As such, certain sales activities prior to policy and procedure implementation during 2008 represent commingled wholesale and end-user sales activity. The Company reviewed its sales activity to determine the sales tax liabilities. At September 30, 2009 and December 31, 2008, the Company had accrued $261,099 and $41,646, respectively, for estimated sales tax liabilities. Included in cost of telecommunication services provided  related to sales and use tax expense was $332,205 and $93,301 for the nine months ending September 30, 2009 and 2008, respectively. For the year ended December 31, 2008, sales and use tax expense was $164,707.
NOTE 9 — SIGNIFICANT RELATED PARTY CONTRACTUAL AGREEMENTS
The Company is party to employment agreements with three of its employees, including one executive, with employment agreements being “at will.” In accordance with these agreements, the employees are paid an annual base salary and two employees are entitled to receive commission based on approved sales commission plans. Additionally, one employee is entitled to receive an annual bonus of $25,000. These contracts were effective at various times commencing in 2009 for a yearly base salary of $607,500. In the event of a change in control, severance payments totaling $391,500 would be due to the three employees in accordance with their employment agreements.
These employment agreements were terminated as part of the acquisition of the Company by GTT (see Note 10).

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
NOTE 10 — SUBSEQUENT EVENTS
On October 2, 2009, the Company signed a fifth amendment to the Bank Loan Agreement. Interest on the revolving line of credit was amended to accrue at a per annum rate equal to the greater of (a) twelve percent (12.00%) or (b) the Prime Rate plus one and one-half percent (1.50%). The interest on the term loan was modified to accrue interest at a per annum rate equal to the greater of (a) twelve percent (12.00%) or (b) the Prime Rate plus one and three-quarters percent (1.75%). We also received an extension on our forbearance through November 30, 2009.
Sale of Company
Effective December 16, 2009, the Company and its two members (collectively, the “Sellers”) completed the sale of 100% of the outstanding equity of the Company to a wholly-owned subsidiary of GTT, a Virginia corporation (the “Purchaser”) pursuant to a Purchase Agreement dated November 2, 2009 and Amendment to Purchase Agreement dated December 11, 2009 (together the “Amended Purchase Agreement”). Under the terms of the Amended Purchase Agreement the Purchaser acquired from the Sellers 100% of the outstanding equity of WBS Connect LLC, TEK Channel Consulting, LLC, and WBS Connect Europe Ltd., in exchange for aggregate transaction consideration consisting of: (i) payment to the Sellers of $1,050,000 in cash at Closing; (ii) issuance to the Sellers of promissory notes from the Purchaser with an aggregate initial principal amount of $250,000 (collectively, the “Seller Notes”); (iii) issuance to the Sellers of an aggregate of 500,870 shares of the Purchaser’s common stock to be delivered over a period of eighteen months subject to the satisfaction of certain criteria as outlined in the purchase agreement; (iv) repayment in full of the outstanding balance on the Promissory Note owed by the Company (see Note 7) of $750,000; (v) repayment in full of the outstanding balances totaling $2,067,669 on the Company’s term loan and revolving line of credit (see Note 7); and (vi) up to an additional $500,000 of cash payments to the Sellers based upon an earn-out contingency upon meeting certain milestones that are achieved within 36 months of the sale.
After the sale, substantially all of the assets and liabilities of the Company that were in existence as of the purchase date were assumed by the purchaser.
The options granted under the Company’s Option Plan (see Note 6), were terminated pursuant to Amended Purchase Agreement. Additionally, the warrant that was issued in conjunction with the capital lease as described in Note 7 was terminated.

WBS Connect LLC
Notes to Consolidated Financial Statements
(Information as of and for the nine months ended September 30, 2009 and 2008 is unaudited)
Loss on Purchase Commitments
The Company has purchase commitments with vendors to purchase a specified amount of bandwidth at specified prices. Due to declining market conditions in the fourth quarter of 2009 in the broadband industry, these purchase commitments resulted in a provision for loss of approximately $250,000, which was charged against operations in December 2009.